EXHIBIT 99

FOR IMMEDIATE RELEASE

AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
REPORTS RECORD OPERATING EARNINGS,
DECLARES SECOND QUARTER CASH DIVIDEND

COLUMBUS, Georgia -- April 23, 2003 -- AFLAC Incorporated today reported its first quarter results. Total revenues, which benefited from foreign currency translation, were $2.8 billion in the first quarter, or 18.4% higher than a year ago. Net earnings, which also reflected the stronger yen to the dollar during the quarter, were $237 million, or $.45 per diluted share, compared with $183 million, or $.34 per diluted share, a year ago.

In addition to net earnings, the company views operating earnings, a non-GAAP financial measure, as an important indicator of financial performance. We believe the combined presentation and evaluation of operating earnings, together with net earnings, provides information that may enhance an investor's understanding of the company's underlying profitability and results of operations. Our definition of operating earnings, as presented in this press release, excludes the following items on an after-tax basis from net earnings: realized investment gains/losses and the impact from SFAS 133.

Operating earnings were a record $244 million, compared with $192 million a year ago. On a per-share basis, operating earnings rose 27.8% to $.46 per diluted share, compared with $.36 per share in the first quarter of 2002. Excluding the benefit of $.02 per share from the stronger yen to the dollar, operating earnings per share increased 22.2% for the quarter.

The board of directors declared the second quarter cash dividend. The second quarter dividend of $.07 per share is payable on June 2, 2003, to shareholders of record at the close of business on May 15, 2003.

Commenting on the company's first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: "Overall, we are pleased with our results for the first three months of the year. We were especially excited that operating earnings per share growth before currency translation significantly exceeded our annual target of 15% growth.

"AFLAC Japan's total new annualized premium sales were above our expectations in the first quarter, rising 12.1% to 27.0 billion yen, or $227 million. These sales results compare favorably to the single-digit growth we had expected. Like last year, our sales benefited from the continued strong demand for medical-related products. Our new stand-alone medical policy and our popular medical riders combined to account for more than 55% of new sales. We believe this is a direct reflection of our ability to develop products that meet the changing needs of consumers and provide the best product value in the marketplace. As we look ahead, we believe the aging population in Japan will lead to continued demand for the kind of affordable insurance products that AFLAC offers. And with the many competitive strengths that we bring to the market, we believe AFLAC Japan is in a great position to fill that demand. For the full year, we expect AFLAC Japan's total new annualized premium sales will rise 5% to 10% in yen terms.

"In the United States, total new annualized premium sales increased 8.8% to $256 million, which was below our targeted annual rate of growth. We are in the process of making several changes to our sales organization, which will likely be a bit disruptive in the short run. However, these changes should enable us to extend our record of strong sales growth in future periods. As a result, we look for total new annualized premium sales to be up 10% to 15% for the year, rather than the 15% increase we previously expected. Yet our view of the U.S. market has not changed, nor has our belief that we can continue to maintain our leading market position. We view the U.S. market for supplemental health insurance products as vast and underpenetrated. And with our increasingly strong U.S. brand, growing distribution system and broadening product line, we believe AFLAC U.S. can capitalize on the market opportunities we see for the future.

"Our goal for 2003 is to increase operating earnings per diluted share 15% to 17% excluding the impact of the yen. Within that range, we had targeted $1.80 per share, or a 15.4% increase over 2002. Even though the year has just begun, we are confident that we will achieve or exceed that earnings target. Beyond 2003, we expect our strong earnings growth to continue. Our objective for 2004 is to also increase operating earnings per diluted share by 15% excluding the impact of foreign currency translation. We believe our financial objectives are reasonable and achievable, and that they reflect our attractive position in the U.S. and Japanese insurance markets."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 258,800 payroll accounts. The company insures one out of four Japanese households and is the second largest life insurer in Japan in terms of individual policies in force. In January 2003, AFLAC was the number one insurance company in Fortune magazine's list of "The 100 Best Companies to Work for" and was included in the overall listing for the fifth consecutive year. In March 2003, Fortune also included AFLAC in its annual listing of "America's Most Admired Companies." And in July 2002, Fortune named AFLAC to its list of "America's 50 Best Companies for Minorities." AFLAC's Internet address is aflac.com.

A copy of AFLAC's First Quarter Report to Shareholders can be found on the investor relations page of aflac.com.

AFLAC Incorporated will webcast its first quarter conference call on the investor relations page of aflac.com at 8:45 a.m. (EDT), Thursday, April 24.

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED -- IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2003	2002	% Change

Total revenues	$2,807	$2,371	18.4%

Operating earnings	244	192	26.8
Reconciling items, net of tax:
Realized investment gains (losses)	(7)	(5)
SFAS 133	-	(4)
Net earnings	237	183	29.9

Operating earnings per share - diluted	.46	.36	27.8
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)
SFAS 133	-	(.01)
Net earnings per share - diluted	.45	.34	32.4

Net earnings per share - basic	.46	.35	31.4

Cash dividends paid per share	.07	.05	40.0

Shares used to compute earnings per share (000):
Basic	514,565	519,473	(.9)
Diluted	524,468	529,627	(1.0)

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities;

significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com
Media contact - Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com

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